Exhibit 99

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Susan Busch, Senior Director, Public Relations	Andrew Lacko, Senior Director, Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6992 or andrew.lacko@bestbuy.com

Wade Bronson, Director, Investor Relations
(612) 291-5693 or wade.bronson@bestbuy.com

Lisa Caputo Joins

Best Buy Board of Directors

MINNEAPOLIS, December 17, 2009 — Best Buy Co., Inc. (NYSE: BBY) today announced the appointment of Lisa Caputo to its board of directors, effective December 14, 2009. Caputo, Executive Vice President, Global Marketing and Corporate Affairs for Citigroup Inc., and Chairman and CEO of Citi’s Women & Company, was appointed as a Class 1 director with a term expiring in June 2010.

“Lisa brings an extraordinary combination of experience in marketing, communications and government affairs to our board,” said Richard Schulze, Best Buy’s founder and chairman. “She has a deep understanding of the importance a strong brand can play in developing customer loyalty and growing a business across varying customer segments, cultures and countries.  Lisa is a highly respected leader, credited for her experience, intelligence and tenacity. We welcome her insights and guidance as we move forward in leading consumers through the evolving digitally connected world.”

Prior to becoming Citi’s Executive Vice President, Global Marketing and Corporate Affairs in 2007, Lisa was the Chief Marketing and Community Relations Officer for Citi’s Global Consumer businesses since September 2005.  She has been chairman and CEO of Citi’s Women & Company business since January 2000. Before Citi, Lisa held senior executive communications positions with The Walt Disney Company and The CBS Corporation. Lisa also spent over a decade in the public sector, most notably as Deputy Assistant to President

Bill Clinton and Press Secretary to First Lady Hillary Rodham Clinton at the White House during President Clinton’s first term. Lisa graduated magna cum laude from Brown University and received a Master’s degree in Journalism with highest distinction from Northwestern University.

The company’s shareholders will be asked to elect Caputo to the Best Buy board of directors at the regular meeting of shareholders scheduled for June 23, 2010.  With the addition of Caputo, the size of the Best Buy board of directors stands at 15.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China and Mexico, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $45 billion in annual revenue and includes brands such as Best Buy, Audiovisions, The Carphone Warehouse, Future Shop, Geek Squad, Jiangsu Five Star, Magnolia Audio Video, Napster, Pacific Sales, The Phone House, and Speakeasy. Approximately 155,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in its communities. Community partnership is central to the way business is done at Best Buy. In fiscal 2009, Best Buy donated a combined $33.4 million to improve the vitality of the communities where its employees and customers live and work. For more information about Best Buy, visit www.bestbuy.com.

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